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                                                                 Exhibit 99.17

KeraVision and ARIS Sign Agreement to Offer Intacs (trademark) In Four Markets

Non-laser option for treating myopia approved April 9 by FDA

Fremont, CA (April 12, 1999) -- KeraVision, Inc. (Nasdaq: KERA), the vision correction company, and ARIS Vision, Inc., a privately-held refractive surgery management company, have signed an agreement to make KeraVision's initial product, Intacs, available to ARIS's 12 vision correction surgery centers in metropolitan Boston, Northern and Southern California, and Salt Lake City.

KeraVision's application to sell Intacs, a non-laser surgical option for people with nearsightedness (myopia), was approved April 9 by the Food and Drug Administration. Intacs are the first approved non-laser surgical product in the U.S. designed especially for mild myopia, which affects an estimated 20 million adult Americans. KeraVision's product also is removable -- another first for the vision correction surgery market.

ARIS National Medical Director Kerry K. Assil, MD, said, "In clinical studies, Intacs provided a high level of vision with minimal discomfort, rapid recovery and, most unique -- the ability to be removed if a patient's vision needs change with age. Removability is a peace-of-mind benefit that only Intacs can offer."

Assil added, "The ratio of Intacs patients who can expect to achieve not only 20/20 vision but 20/16 and even 20/12.5 will, we believe, create excitement in the marketplace for vision correction surgery as an attractive option to eyeglasses and contacts."

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "This agreement with ARIS gives Intacs a presence in four important markets where we will be represented by high-volume, well-known surgeons. A number of these surgeons have played leading roles in developing Intacs, so it is gratifying that they are among the first to bring this pioneering technology to their patients."

Assil is one of three ARIS surgeons who figured prominently in the Intacs clinical studies. Assil, who also serves as medical director of Sinskey Eye Institute in Santa Monica, CA, is an Intacs clinical investigator and a member of KeraVision's surgeon training faculty.

David S. Schanzlin, MD, who has served as Intacs chief investigator since 1986, is professor of ophthalmology and director of keratorefractive surgery at Shiley Eye Center at the University of California at San Diego, an ARIS site. Schanzlin is also a member of KeraVision's surgeon training faculty.

Joseph Fleming, MD, medical director of ARIS Vision Institute in Glendale, CA, has been involved in developing the Intacs technology since the early 1980s when he worked alongside the inventor, the late Gene Reynolds, OD. Over the years he has made numerous contributions, most recently as an Intacs trainer for international surgeons.

The three surgeons will lead the Intacs training for ARIS's vision correction surgeons.

In clinical studies, 53 percent saw better than 20/20

In the U.S. clinical trials, more than half of the nearsighted patients saw better than 20/20 after the Intacs treatment and nearly three out of four saw at least 20/20.

Unlike laser procedures, Intacs are designed to reshape corneal curvature and correct myopia without cutting or removing tissue from the optical zone, the dome-shaped "window" at the front of the eye. Because Intacs are designed to work by adding material to the cornea instead of cutting or removing corneal tissue, Intacs are removable -- a first in the vision correction surgery field.

ARIS Vision, Inc., founded in 1996, provides patients with solutions to vision problems using state-of-the-art procedures and minimally invasive refractive surgery. ARIS has united a team of leading physicians who are able to provide patients with low risk, high benefit procedures for vision problems that include nearsightedness, farsightedness and astigmatism. The company's current operations are located in California, Massachusetts, Utah, Mexico and Japan.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild myopia (nearsightedness) and potentially for mild hyperopia (farsightedness). These products offer alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, market acceptance of KeraVision Intacs, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.



For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc.